Exhibit 4.2

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of March 1, 2023, among Linde Inc. (formerly Praxair, Inc.), a Delaware corporation (the “Issuer”); Linde plc (formerly Rounderway plc), a public limited company incorporated under the laws of Ireland with registered number 606357 (“Company” or the “Successor Guarantor”) and the parent of the Issuer; Linde GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of the Federal Republic of Germany (the “Affiliate Guarantor”) and a subsidiary of Parent; and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and Linde plc, a public limited company incorporated under the laws of Ireland with registered number 602527 (the “Predecessor”) have heretofore executed and delivered to the Trustee an indenture, dated as of August 10, 2020 (the “Indenture”), among the Issuer, the Predecessor and the Trustee;

WHEREAS, the Issuer has issued, pursuant to the Indenture, the notes listed on Schedule I hereto (collectively, the “Notes”), which are guaranteed by the Company pursuant to Article Nine of the Indenture (“Company Guarantee”), which Company Guarantee is guaranteed by Linde GmbH pursuant to notations of Guarantee on the Notes (the “Subsidiary Guarantee” and, together with the Company Guarantee, the “Guarantees”);

WHEREAS, pursuant to (i) the terms of the Scheme of Arrangement between the Predecessor and the holders of the Predecessor’s outstanding ordinary shares and (ii) the terms of the Common Draft Terms of Merger (the “Terms of Merger”) dated as of December 2, 2022 between the Predecessor and the Successor Guarantor, the Predecessor was merged with the Successor Guarantor pursuant to a “merger by absorption” implemented pursuant to the provisions of Chapter 16 of Part 17 of the Irish Companies Act 2014, effective as of the Effective Time (as defined in the Terms of Merger) (the “Effective Time”), whereupon the separate corporate existence of the Predecessor ceased and the Successor Guarantor continued as the surviving entity (the “Merger”) and thereupon the Successor Guarantor assumed by operation of law all obligations of the Predecessor, including in respect of the Indenture;

WHEREAS, pursuant to Section 5.01(b) of the Indenture, as of the Effective Time, the Successor Guarantor, as successor to the Predecessor by virtue of the Merger, (i) shall hereby assume all the obligations of the Predecessor under the Indenture and the Guarantees of the Predecessor of the Notes issued under the Indenture and (ii) shall be substituted for the Predecessor under the Indenture and the Guarantees issued by the Predecessor;

WHEREAS, the Successor Guarantor wishes to confirm its assumption of the Company’s obligations under the Indenture and the Company’s Guarantees of the Notes;

WHEREAS, the Affiliate Guarantor wishes to reaffirm its Subsidiary Guarantee;

WHEREAS, the execution, delivery and performance of this Supplemental Indenture have been duly authorized by all requisite action on behalf of the Issuer, the Successor Guarantor and the Affiliate Guarantor, respectively;

WHEREAS, Section 10.01 of the Indenture provides that the Issuer, the Guarantors and the Trustee may amend the Indenture or the Notes without notice to or the consent of any Securityholder in order to comply with Article Five of the Indenture; and

WHEREAS, pursuant to Section 10.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Successor Guarantor, the Affiliate Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Securityholders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Assumption. As of the Effective Time, the Successor Guarantor hereby assumes all the obligations of the Predecessor under the Indenture and the Guarantees of the Predecessor of the Notes issued under the Indenture, subject to the terms, qualifications, limitations and release provisions set forth in the Indenture.

3. Affirmation of Affiliate Guarantor. The Affiliate Guarantor hereby affirms its Subsidiary Guarantee, subject to the terms, qualifications, limitations and release provisions set forth in the Subsidiary Guarantee and the Indenture.

4. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, stockholder or agent of a Guarantor, as such, shall have any liability for any obligations of the Issuer or a Guarantor under the Notes, its Guarantee, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

5. Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, all of which counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Supplemental Indenture by facsimile transmission or by email in “.pdf” format shall be effective as delivery of a manually executed counterpart hereof.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. Trustee. The Trustee shall not be responsible and makes no warranty in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guarantor (as to itself) and the Issuer. The Trustee is entering into this Supplemental Indenture in reliance on an Officer’s Certificate and an Opinion of Counsel.

9. Ratification and Effect. The Indenture, as supplemented hereby, is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture shall mean and be a reference to the Indenture as supplemented hereby. This Supplemental Indenture is not intended to, and shall not, constitute a novation of the Indenture, the Notes or the Guarantees.

10. Conditions Precedent. The Issuer represents and warrants that each of the conditions precedent to this Supplemental Indenture, if any, have been satisfied in all respects.

11. Conflicts and Invalidity. To the extent of any inconsistency between the terms of the Indenture or the Notes and this Supplemental Indenture, the terms of this Supplemental Indenture will control. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby.

12. Entire Agreement. This Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the matters set forth herein.

13. Successors. All covenants and agreements in this Supplemental Indenture given by the parties hereto shall bind their successors.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

SUCCESSOR GUARANTOR:

LINDE PLC

By:	/s/ Christopher Cossins
Name: Christopher Cossins
Title: UK Permanent Representative

LINDE GMBH

By:	/s/ Daniel Geiger
Name:	Daniel Geiger
Title:	Senior Counsel

By:	/s/ Matthias von Plotho
Name:	Matthias von Plotho
Title:	Senior Vice President Finance EMEA

ISSUER:

LINDE INC.

By:	/s/ Matthew J. White
Name:	Matthew J. White
Title:	Executive Vice President and Chief Financial Officer

TRUSTEE:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

By:	/s/ Glen Fougere
Name:	Glen Fougere
Title:	Vice President

Schedule I

Notes

4.800% Notes due December 5, 2024

4.700% Notes due December 5, 2025

1.100% Notes due August 10, 2030

2.000% Notes due August 10, 2050